As filed with the Securities and Exchange Commission on July 15, 2008

Registration No.  333-66233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO REGISTRATION STATEMENT ON

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Aquila, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	44-0541877
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 West Ninth Street

Kansas City, Missouri  64105

(816) 421-6600
(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

UTILICORP UNITED INC. EMPLOYEE STOCK OPTION PLAN AS AMENDED

(Full title of the Plans)

Mark G. English

General Counsel and Assistant Corporate Secretary

Great Plains Energy Incorporated

1201 Walnut Street

Kansas City, Missouri 64106-2124

(816) 556-2200

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES

On July 14, 2008, Aquila Inc., a Delaware corporation (the “Registrant”), consummated a merger transaction (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of February 6, 2007 (the “Merger Agreement”), in which Great Plains Energy Incorporated (the “Parent”), acquired all the outstanding shares of the Registrant. As a result of the Merger, the common stock, par value $1.00 per share of the Registrant (“Aquila Common Stock”), ceased to trade on The New York Stock Exchange and became eligible for delisting from The New York Stock Exchange and termination of registration pursuant to Section 12(g)(4) and Rule 12h-3 of the Securities Exchange Act of 1934, as amended.  Pursuant to the Merger Agreement, upon the consummation of the Merger, each share of Aquila Common Stock outstanding at the effective time of the Merger (the “Effective Date”) converted into the right to receive 0.0856 shares of the Parent common stock and a cash payment of $1.80.  As a result of the Merger, the Company became a wholly-owned subsidiary of the Parent.  In addition, each outstanding option to purchase shares of Aquila Common Stock became an option to purchase shares of Parent common stock.  There are no longer outstanding options to purchase shares of Aquila Common Stock.

The Registrant is filing this post-effective amendment to deregister certain securities originally registered pursuant to Form S-8 Registration Statement No. 333-66233, filed on October 28, 1998, pursuant to which the Registrant registered 565,000 shares of Aquila Common Stock, for issuance under the Utilicorp United Inc. Employee Stock Option Plan as Amended.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the above referenced Registration Statement. Accordingly, pursuant to the undertakings contained in such Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to this Registration Statement to deregister all the shares of the Company’s common stock registered and reserved for issuance under such Registration Statement which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 15th day of July, 2008.

AQUILA, INC.

By:	/s/ William H. Downey
Name:	William H. Downey
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William H. Downey	President and Chief Executive Officer and Director	July 15, 2008
William H. Downey	(Principal Executive Officer)

/s/ Terry Bassham	Chief Financial Officer	July 15, 2008
Terry Bassham	(Principal Financial Officer)

/s/ Lori A. Wright	Controller	July 15, 2008
Lori A. Wright	(Principal Accounting Officer)

*	Director	July 15, 2008
David L. Bodde

/s/ Michael J. Chesser	Chairman of the Board	July 15, 2008
Michael J. Chesser

*	Director	July 15, 2008
Mark A. Ernst

*	Director	July 15, 2008
Randall C. Ferguson, Jr.

*	Director	July 15, 2008
Luis A. Jimenez

*	Director	July 15, 2008
James A. Mitchell

*	Director	July 15, 2008
William C. Nelson

*	Director	July 15, 2008
Linda H. Talbott

*By:	/s/ Michael J. Chesser
Michael J. Chesser
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

24.1	Powers of Attorney.